EXHIBIT 2.10
BANK CREDIT NOTE No. 1473490101

CLIENT: TIM CELULAR AS	CNPJ/MF 04.206.050/0001-80
Address: R Giovanni Gronchi 07143	E-mail
City/State SÃO PAULO/SP	CEP 05724-006
Branch: 0300	Current Account No. 102308-8
ONLENDING OF RESOURCES IN FOREIGN CURRENCY
Value of principal in foreign currency US$*****58,924,046.91 (Fifty-eight million, nine hundred and twenty-four thousand, forty-six US dollars and ninety-one cents)
Date of issue 07/22/2008	Term 0291 days	Due Date 12/30/2008
FINANCIAL CHARGES
Interest fixed at the rate of *****1.50000000% per annum, equivalent to *****0.12500000% per month, calculated linearly, “pro rata temporis”, based on a year of 360 (three hundred and sixty) running days.

OTHER CHARGES AND EXPENSES
RELEASE OF FUNDS
Date: 03/14/2008
Form:
(X) Credit into Current Account held by CLIENT at UNIBANCO
(  ) TED (Wire Transfer)/DOC (Credit Order Form) in favor of CLIENT

Exchange rate for conversion of the Value of the Principal in Foreign Currency:
(X) R$ 1.6971 per US$
(  ) according to conversion criteria stipulated in Clause 3.1.1 of this instrument.

Release value: R$ 100,000,000.00

PAYMENT FLOW Principal: upon final maturity Financial charges: upon final maturity
FORM OF LIQUIDATION Debit into current account held by CLIENT
GUARANTEES NIL
INTERVENING PARTY GUARANTOR(S)
NIL	NIL	NIL	NIL
PURPOSE Financing of working capital to CLIENT

By this Bank Credit Note (“Note”), the CLIENT appointed and identified in the preamble above (“Preamble”) (“CLIENT”), irrevocably and irreversibly, shall pay to UNIBANCO, headquartered at Avenida Eusébio Matoso, 891, in the city of São Paulo, State of São Paulo.

*C04723CN0001473490101200803140030801*

Registered at CNPJ/MF No. 33.700.394/0001-40 (“UNIBANCO”), or to its order, on the dates, form and place of payment contemplated in this Note and attached spreadsheets, the debt in cash, established and agreed, net and due, including the value of the principal of the loan and the interest, restatements and other charges and expenses stipulated herein, upon the following clauses and conditions:

I – PURPOSE

1.1. UNIBANCO hereby, pursuant to the terms of this Note, grants to CLIENT a loan in the value and conditions defined in the Preamble, by onlending of resources in foreign currency captured abroad, according to the registration at the Central Bank of Brazil, based on Resolution No. 2770 of the National Monetary Council, for its equivalent in domestic currency (“Transaction”), to be used according to the purpose stipulated in the Preamble.

II – FINANCIAL CHARGES

2.1. There shall accrue, on the value of the Transaction, in its expression in foreign currency, from the date of the release of the funds to the date(s) of the respective maturities of this Note, the financial charges, according to the conditions defined in the Preamble and in the attached spreadsheets, which will be due for its equivalent in domestic currency, as defined in Clause 4.4.

2.1.1. The financial charges comprise the interest of the external transaction, the value of the corresponding income tax to the remittance of this interest abroad, in relation only to the portion of the external transaction onlent to the CLIENT, the onlending commission of UNIBANCO and the expenses with remittances to the creditor abroad.

III – FORMALIZATION AND RELEASE OF THE TRANSACTION

3.1. The release of the funds will be made on the date, in the conditions and in the value defined in the Preamble, in domestic currency corresponding to the value in foreign currency.

3.1.1. In the event of the release of fund being contracted on a date subsequent to the issue of this Note, as stipulated in the Preamble, and if it is not defined there, the value in domestic currency, it is hereby agreed that the respective value will be verified by the conversion of the values in foreign currency, based on the sale rate of the US dollar, with reference to the business day immediately prior to the date of release of the funds to the CLIENT, disclosed by the Central Bank of Brazil, through SISBACEN, transaction “PTAX 800”, option 5 – currency 220 or based on another rate, which officially substitutes it. If the conversion parameter established herein fails to be disclosed by the Central Bank of Brazil, the conversion of the value to be released to the CLIENT for its equivalent in domestic currency (reais) shall occur (i) by the exchange rate disclosed by the agency Reuters, at 11:00 AM, New York time, on a specific screen referred to as “EFX=*, relative to the business day immediately prior to the due date of the obligation; or, if this rate is not disclosed by Reuters, (ii) by the average of the sale rates practiced by the market on the immediately previous business day, (ii) by the average of the sale rates practiced by the market, on the business day immediately prior to the date of release of the funds to the CLIENT, average rate which will be obtained by UNIBANCO with, at least, 03 (three) first class institutions authorized to operate in foreign exchange and which are acting, on that date, in the market of free rates, in volumes compatible with the amount contemplated in the release of this Note.

3.2. In the event of the release of funds being contracted on a subsequent date to the issue of this Note and if to the date of effective release of the resources, any modification occurs, whether legal or normative, which may, directly or indirectly, modify any of the conditions defined herein, such modification will be incorporated immediately to this Note, regardless of any notification or formal act, UNIBANCO being released from any responsibility resulting from this action.

3.3. UNIBANCO, when necessary, to evidence effective release of the resources of the loan and the amount of the balance due of the CLIENT’s obligations, resulting from this Note, undertakes to issue a statement of the current account in which were credited the resources in relation to the Loan, and, if necessary, the calculation spreadsheet demonstrating the total amount of the obligations of the CLIENT, resulting from this Note. Said statement and calculation spreadsheet, after issued, will be attached to this Note, legally integrating it, and will constitute sufficient evidence of the release of the funds and the amount of the balance due of the CLIENT’s obligations.

*C04723CN0001473490101200803140030802*

3.4. For all effects and purposes, they integrate this Note, in the Preamble stipulated above, as well as in the statements and calculation spreadsheets issued by UNIBANCO, pursuant to the terms of Clause 3.3 above.

IV – PAYMENT

4.1. The CLIENT shall pay to UNIBANCO, or to its order, by this counterpart of Note, pursuant to the terms of Law 10.931/2004 (as altered), all the values due covered by this Note, including, but not limited to, the principal due, all the financial charges and other expenses, which shall be paid in the flow; in the form and period defined in the Preamble and/or in this Note and/or attached spreadsheets, as applicable.

4.1.1. The eventual payment performed by the CLIENT by check, credit documents, payment orders, including, but not limited to Credit Order Documents – DOC, or any other mechanisms or payment instruments available in the market, including documents cleared by the Central Agency of Clearance of Checks and Other Papers, which shall be issued by it, will only be considered as effectively liquidated and/or received by UNIBANCO when reverted into immediately available resources and, by virtue thereof, charges shall accrue for the use of the resources by the CLIENT in this period, which will be equal to the remuneration charges of this Note.

4.1.2. In the event of any maturity date of principal, financial charges, taxes or any other values due covered by this Note, coinciding with national, municipal or bank holidays, the CLIENT shall make the payment on the first subsequent business day. In this event, the financial charges shall accrue to the date of the effective payment.

4.2. In the event of the form of liquidation defined in the Preamble be debit into current account, the CLIENT hereby authorizes, irreversibly and irrevocably, UNIBANCO, to debit into the current account defined in the Preamble, all the values, whose payment or reimbursement is due to UNIBANCO, in the scope or for purposes of this Note.

4.2.1. For the purposes described in the heading of this Clause, the CLIENT undertakes to maintain in said current account, sufficient and immediately available funds for the effectuation of all the debits resulting from this Note.

4.2.2. On the value, or portion of the value, to debit for which there are no funds available in said current account, there shall accrue, from the due date of the obligations of the CLIENT, the arrears charges contemplated in this Note.

4.3. Having in view that the resources restricted to this Note will be granted through onlending by UNIBANCO of resources arising out of external funding in foreign currency, it is established that the reimbursement of the value of the principal and the payment of the charges accruing shall be made by the CLIENT for the equivalent in domestic currency of the monetary provision expressed in that foreign currency. In these conditions, the CLIENT will be subject to the foreign exchange risk of the foreign currency resulting from this Transaction, whatever the manner how this risk presents itself.

4.4. The amounts in domestic currency corresponding to the reimbursement values of the principal and the financial charges will be obtained, at each opportunity, by the conversion of the values in foreign currency, based on the sale rate of the US dollar relative to the business day immediately prior to the date of reimbursement of the payment, disclosed by the Central Bank of Brazil, through SISBACEN, transaction “PTAX 800”, option 5 – currency 220 or based on another rate, which, officially substitutes it. If the conversion parameter established herein is not disclosed by the Central Bank of Brazil, the conversion of the amount due by the CLIENT for its equivalent, in domestic currency (reais) shall occur (i) by the foreign exchange rate disclosed by the agency Reuters, at 11:00 AM, New York time, on the specific screen referred do as “EFX=”, relative to the business day immediately prior to the maturity date of the obligation; or, if this rate is not disclosed by Reuters; (ii) by the average of the sale rates practiced by the market on the business day immediately prior to the date of liquidation, average rate which will be obtained by UNIBANCO, with, at least, 03 (three) first class institutions, authorized to operate in foreign exchange, which are acting, on that date, in the market of free rates, in volumes compatible with the amount contemplated in the payment mentioned in this Note.

*C04723CN0001473490101200803140030803*

V – GUARANTEES

5.1. The constitution of the additional guarantees, if thus agreed by the parties, will be formalized by specific document(s), to be established by UNIBANCO, which will constitute an integral and inseparable part of this Note.

5.2. At the time of the default by the CLIENT, the guarantees effectively provided will become due, immediately, regardless of notification, interpellation, summons or any other judicial or extrajudicial form.

VI – ENVIRONMENTAL LIABILITY

6.1. CLIENT declares, irrevocably and irreversibly, that it knows and complies with all the environmental rules covered by the Brazilian legislation, and that the use of the values resulting from this Note will not imply violation of any of said rules.

6.1.1. The Parties hereby recognize that the CLIENT is subject to compliance with the principles of the “Code of Ethics of TIM”, which provide that all the business of CLIENT, including this Note, will be marked by respect: (i) for the environment, including regarding the disposal of batteries, issue of pollutants, recycling of waste (ii) safety and health rules in the workplace, (iii) honesty and transparency for its partners, suppliers, contractors, the market and the environmental bodies, (iv) to the interests of the company and the Parties, above the individual interests of its employees, representatives and service providers, which may not obtain for themselves or for another, information, opportunities, business, advantages, gifts or benefits using the name and reputation of the CLIENT or as a result of the performance of their activities. The Code of Ethics of TIM is available on the website of TIM Participações S.A. www.timpartri.com.br – Area: Corporate Governance; Code of Ethics) and filed at its headquarters and in all of its establishments, at the disposal for public consultation.

VII – EARLY MATURITY

7.1. UNIBANCO will have the right to consider this Note to have matured early and to require from CLIENT, regardless of notification, the full payment, in a single installment, of all the balance due hereof, according to Clause 3.3, including with the enforceability of the guarantees constituted in the events contemplated in the law, in the following events:

(a) if the CLIENT incurs in arrears in relation to any obligation, which must be complied with by it, as a result of this Note and its attachments;

(b) if CLIENT violates or does not comply with, as a whole or in part, any clause or condition of this Note and of the corresponding Spreadsheets and/or Electronic Files, which is not remedied within 10 (ten) days from receipt of the notification to do so;

(c) if the CLIENT has the title or responsibility or co-obligations in a superior value, considered individually, to R$ 20,000,000.00 (twenty million reais), or superior value,

*C04723CN0001473490101200803140030804*

considered cumulatively, to R$ 60,000,000.00 (sixty million), duly protested or suffers execution or seizure of without the specification in this respect being requested by UNIBANCO has been presented by the CLIENT in the period, which has been designated by UNIBANCO has been presented by the CLIENT, in the period which has been designated or, the explanation having been presented or not, if the same is not considered satisfactory by UNIBANCO;

(d) if the CLIENT has its direct or indirect corporate control transferred to this parties or is incorporated, or there is dissolution of the ISSUER, or there is merger or transfer, whether by split or in any other way, of the operational assets to another entity;

(e) if the CLIENT defaults on its obligations and/or does not liquidate, in the respective maturity, a debit of its responsibility, resulting from other contracts, loans or deductions executed with UNIBANCO and/or any companies, directly or indirectly, associated, parent companies or controlled by UNIBANCO, including abroad, and/or if there occurs termination of the respective documents;

(f) if the CLIENT and/or any companies members of the economic Group of CLIENT, including abroad, become insolvent, are declared bankrupt, are under judicial or extrajudicial recovery requested or decreed.

(g) change or alteration of the corporate purpose of the CLIENT, or of any INTERVENING GUARANTOR(S), so as to alter the current principal activities of the CLIENT, or of the respective INTERVENING GUARANTOR(S), or adds to these activities new business, which prevail or may represent deviations in relation to the activities currently developed;

(h) all and any obligations assumed by the CLIENT, its subsidiaries, parent companies or associated companies, with UNIBANCO or any subsidiary or associated company thereof, from any contracts, terms or commitments, shall be due and punctually settled in face of UNIBANCO.

VII – INTEREST ON ARREARS

8.1. The CLIENT shall legally incur in arrears, regardless of notice or notification of any kind, if it fails to comply with any obligations derived from this Note, in which case, automatically, it will be obliged to pay the sum due, converted, on the date of the respective maturity, for its equivalent in domestic currency (reais), as defined in Clause 4.4, accreted cumulatively of the following: (i) arrears interest on the totality of the sums due, per day of delay, calculated exponentially at the rate of 12% (twelve percent) per annum, based on a year of 360 running days; (ii) permanence commission, calculated per day of arrears, according to the variation of the average weighted rate, adjusted from the financing transactions for one day, hedged on public federal instruments and processed in the Special Custody and Liquidation System (Selic) or in clearing and liquidation chambers of assets, according to the committed transactions, disclosed by the Central Bank of Brazil; and (iii) contractual fine of 2% (two percent) of the sum due, accreted of arrears interest and permanence commission. From the arrears of the CLIENT, the value due and overdue is released from external funding.

8.1.1. The accretions described in items (i) and (ii) of the heading of this clause will be calculated and accrue from the beginning of the maturity of the obligation until its effective and full payment to UNIBANCO.

8.2. If UNIBANCO has to go to Court for an eventual default by CLIENT in this Note, the CLIENT shall be obliged, also, to pay the legal costs of the proceedings and the lawyers’ fees judicially established.

IX – EARLY LIQUIDATION

9.1. If the CLIENT has an interest in liquidating early, totally or partially, its obligations resulting from this Note, it may do so. The parties hereby pre-establish the adjustment in the value due by the CLIENT in the case of early payment, which will be calculated according to section “b’, below, being accrued or subtracted from the balance due in the terms of section “c”;

*C04723CN0001473490101200803140030805*

a) The value of the interest due to the early payment will be calculated by the application of all the charges, accruing pursuant to the terms of this Note, to the date of early payment;

b) UNIBANCO will perform the calculation of the present value of the payments, representative of the interest falling due and of the principal not amortized, from the due dates originally agreed, by the discount of this flow, having as a basis the interest rate in force at the time of the early payment, for the same transactions, whose credit rating is equivalent to the credit risk rating of CLIENT, or, in the absence of these transactions, according to the rates of investment of resources available to UNIBANCO, at the time of early payment. If the present value of this flow is superior to the value of the principal not amortized, the surplus difference will consist in the indemnity due by the CLIENT to UNIBANCO;

c) The balance due on the date of early payment shall consist in the principal not amortized, accrued of the charges agreed in this Noted for the period.

9.1.1. It is previously agreed that in no event shall the restitution of any value paid early by the CLIENT, as commission, or any charges and expenses, even if partially or proportionally, it being established that the values whose payment is pending shall be paid in advance for the early liquidation to take place as contemplated here.

X – TAXES, EXPENSES AND OTHER CHARGES

10.1 CLIENT shall bear with all the charges imputed to him accruing on this Note and on the collection and performance of the guarantees restricted to it, such as: i) foreign exchange variation; ii) interest and commission on onlending stipulated herein; iii) income tax, when accruing, due for the payment of interest and other expenses to the external creditor of UNIBANCO; iv) evaluation and revaluation of goods or rights offered in guarantee; v) insurance premiums and policy costs; vi) redemption or sale of the goods or rights given in guarantee; vii) taxes of any nature and parafiscal contributions that accrue or come to accrue on the principal and accessory transactions contemplated in this Note or on other guarantees, as well as all or any expense, even if not mentioned here, resulting from this Note, which UNIBANCO is obliged to pay for.

10.2. In the event of noncompliance with any monetary obligations due by this Note, CLIENT is obliged to pay IOF (Tax on Financial Transactions), pursuant to the terms of the legislation applicable, accruing on such obligations due and not paid, which will be calculated, based on the rate in force applicable to loan transactions, from the maturity date of the obligation to the date of effective payment.

10.3. By virtue of the resources that come from the Transaction having origin in loans borrowed by UNIBANCO abroad, if any legal or normative modification occurs, which may, directly or indirectly: i) modify any of the conditions applicable to this Note, including those in connection: with the remittance of currency abroad, to the closing of foreign exchange contracts, and to the release of funds currently lent, or ii) increase the costs of this transaction, including those related to the release of funds lent, such modifications will be automatically applicable to this Note, and all the costs, liens or charges, which result from these modifications, especially those resulting from the eventual imposition of compulsory collections on the resources with which this transaction is provided, will be the responsibility of CLIENT.

10.4. The amounts due by the CLIENT, pursuant to the terms of this clause, which are not deducted from the funds delivered to it, at the time of release, will be debited when due, from its current account, UNIBANCO being, for this, irrevocably and irreversibly authorized to effect such debits.

XI – TERM

*C04723CN0001473490101200803140030806*

11.1. The effects of this instrument will retroact to 03/14/2008.

FINAL PROVISIONS

11.1 All the notices, notifications or communications which, according to this Note, shall be made in writing, will be considered valid by sending a fax, telex, telegram or by registered mail with confirmation of receipt sent to the addresses of the parties indicated in the Preamble or to any other address subsequently informed, in writing, by the addressee to the other party.

11.2. The CLIENT and the INTERVENING GUARANTOR(S) undertake to maintain UNIBANCO informed about any alteration of address, e-mail, telephone and other data referring to its location. If there is no updated information, all the letters sent by UNIBANCO to the address existing in its records will be, for all legal purposes, considered received.

11.3. The CLIENT hereby authorizes UNIBANCO to send any information in connection herewith by e-mail to be sent to the address informed in the Preamble.

11.4. The CLIENT and the INTERVENING PARTY(IES) GUARANTOR(S) hereby recognizes as means of evidence of the debit and of the credit, resulting herefrom, the statements, the issue notices or the collection notices issued by UNIBANCO, if not verified in the maximum period of 10 (ten) days, counted from the date of the respective issue.

11.5. Tolerance by each of the parties in light of the noncompliance, by the other party, with any of the obligations resulting from this Note, shall not constitute novation, or even precedent, which, in any way, or for any purpose, release the parties from effecting it, as well as the other obligations resulting from this Note.

11.6. Failure to exercise, by the parties, any of the rights guaranteed to them by this Note and the Law, shall not constitute cause of alteration or contractual novation and shall not impair the exercise of these rights at subsequent times or in an identical subsequent occurrence.

11.7. UNIBANCO is expressly authorized to include and consult the CLIENT information and the information from the INTERVENING GUARANTOR(S) with the Central System of Credit Risk of the Central Bank of Brazil.

11.8. The parties establish that the information provided and the financial statements presented by the CLIENT may be the purpose of disclosure to the companies belonging to the same economic conglomerate as UNIBANCO.

11.9. This Note is issued irrevocably and irreversibly, binding the parties and their eventual successors at any title.

11.10 The competent bodies and government offices are authorized, irrevocably and irreversibly, to perform all and any registrations necessary for full effectiveness of this Note and of the guarantees created herein, the CLIENT bears with all the costs and expenses resulting from this.

*C04723CN0001473490101200803140030807*

11.11. Eventual tolerance by UNIBANCO, when any right or prerogative, which it holds, by force of this Note, shall not lead to alteration or waiver of said rights or prerogatives, which may be exercised, at any time.

11.12. To settle any conflict arising out of the interpretation and/or execution of this Note, the forum of the Judiciary District of the City of São Paulo, State of São Paulo, is hereby elected, to the exclusion of any other, however privileged. UNIBANCO may also choose the forum of any of its branches or of the headquarters or domicile of the CLIENT or of the INTERVENING PARTY GUARANTOR(S).

IN WITNESS WHEREOF, the parties sign this Note in 04 (four) counterparts of equal tenor and form, only one of them being negotiable for a single purpose, in the presence of the undersigned witnesses.

São Paulo, July 22, 2008

[signature]

TIM CELULAR SA
CLIENT

IN AGREEMENT

*C04723CN0001473490101200803140030808*

SPREADSHEET ATTACHED TO THE NOTE/LOAN AGREEMENT BY ONLENDING OF RESOURCES IN FOREIGN CURRENCY No. 1473490101

NAME OF COMPANY: TIM CELULAR S.A.
INTEREST RATE: ******1.500000 % p.a. BASE DATE: 07/22/2008

INDEXING CURRENCY: COMMERCIAL DOLLAR

AMORTIZATION (A)	INTEREST (B)	COMMISSION (C)	TOTAL VALUE PAYABLE (A+B+ C)	MATURITY	TOTAL PAYABLE ON BASE DATE
******58,924.046.91	*****714,454.07	*****0.00	*****59,638,500.00	12/30/2008	*****101,212,500.01
*****58,924,046.91	*****714,454.07	*****0.00	******59,638,500.98		*****101,212,500.01

EARLY DEDUCTIONS

A – Commission	R$ - 0 – US$ - 0 –
B- Registry Office	R$
C- Interest	R$ - 0 – US$ - 0 –
TOTAL	R$
NET AMOUNT	R$ *****100,000,000.01

This spreadsheet if an integral, inseparable and complementary part of the NOTE/LOAN AGREEMENT BY ONLENDING OF FUNDS IN FOREIGN CURRENCY No. 1473490101 – Signed on 07/22/2008

TIM CELULAR SA	Lúcia Benechis
Luiz Alberto dos Santos	Finance & Treasury
TIM- Finances & Treasury	TIM CELULAR SA

*C04723CN0001473490101200803140050101*